SEVERANCE BENEFITS AGREEMENT

This Severance Benefits Agreement (this “Agreement”) by and between Dean Luvisa (“Executive”), Leap Wireless International, Inc., a Delaware corporation (“Leap”), and Cricket Communications, Inc., a Delaware corporation (“Cricket”) (individually, a “Party” and collectively, the “Parties”) is made and entered into as of January 16, 2006 (the “Effective Date”). Leap and Cricket are hereinafter collectively referred to as the “Companies.”

WHEREAS, Executive is an officer of Leap and Cricket, and is presently employed by Cricket; and

WHEREAS, Cricket desires to provide Executive with certain severance benefits as an incentive to remain in the employ of Cricket; and

WHEREAS, the Boards of Directors of Leap and Cricket have determined that it is in the best interests of Leap and Cricket, respectively, and their stockholders, to enter in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each Party hereto, the Parties hereby agree as follows:

1. Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect through the December 31, 2006; provided, however, that on each of December 31, 2006 and December 31, 2007, the term of this Agreement shall be automatically extended for one additional year unless, not later than the immediately preceding June 30, Leap or Cricket shall have given notice to Executive that the term of this Agreement shall not be further extended.

2. Severance Benefits.

a. Severance Benefits. In the event that, during the term of this Agreement, Executive’s employment is terminated by Cricket other than for Cause (as defined below), or by Executive for Good Reason (as defined below), Executive shall be entitled to the following:

(i) Cricket shall pay promptly to Executive, following the Date of Termination, Executive’s accrued, unpaid base salary through the Date of Termination, and the Companies shall pay all other amounts to which Executive is then entitled under any compensation or benefit plan of the Companies in accordance with the terms and conditions of such plans.

(ii) Cricket shall pay to Executive, following the Date of Termination and in accordance with subsection (g), a lump sum severance benefit in cash (the “Severance Payment”) equal to the sum of (A) one hundred percent (100%) of the Executive’s annual base salary, plus (B) 100% of Executive’s target annual bonus under the annual bonus plan of the Companies. For purposes of this clause, Executive’s annual base salary shall mean Executive’s greatest annual base salary as in effect during the twelve (12) months ending on the Date of Termination, and Executive’s target annual bonus shall mean Executive’s greatest target annual bonus as in effect during the twelve (12) months ending on the Date of Termination.

(iii) To the extent Executive elects continuation health care coverage for Executive and his eligible dependents under Section 4980B(f) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA Coverage”), Executive shall not be required to pay premiums for such COBRA Coverage for the twelve month period commencing on the Date of Termination (or, if earlier, until Executive is eligible for comparable coverage with a subsequent employer).

b. Cause. For purposes of this Section 2, “Cause” shall mean termination of Executive’s employment by Cricket: (i) upon Executive’s willful failure substantially to perform Executive’s duties with Cricket (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after Executive’s issuance of a Notice of Termination (as defined below) for Good Reason), as reasonably determined by the Board of Directors of Cricket (the “Cricket Board”) after a written demand for substantial performance is delivered to Executive by the Cricket Board, which demand specifically identifies the manner in which the Cricket Board believes that Executive has not substantially performed such duties, provided that Executive shall have been given a reasonable period, not to exceed fifteen (15) days, in which to cure such failure (provided such failure is capable of being cured); (ii) upon Executive’s willful failure substantially to follow and comply with the specific and lawful directives of the Cricket Board (or the board of directors of Cricket’s parent corporation), or duly adopted policies of Cricket which are consistent with Executive’s duties with Cricket (or Cricket’s parent or subsidiary corporations or any successor thereof), as reasonably determined by the Cricket Board (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after Executive’s issuance of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to Executive by the Cricket Board, which demand specifically identifies the manner in which the Cricket Board believes that Executive has not substantially performed such directives, provided that Executive shall have been given a reasonable period, not to exceed fifteen (15) days, in which to cure such failure (provided such failure is capable of being cured); (iii) upon Executive’s commission of an act of fraud or dishonesty impacting or involving Cricket (or Cricket’s parent or subsidiary corporations or any successor thereof); (iv) upon Executive’s willful engagement in illegal conduct or gross misconduct affecting Cricket; or (v) upon the Executive being convicted of, or pleading nolo contendere to, the commission of a felony.

c. Good Reason. For purposes of this Section 2, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless such circumstances are cured (provided such circumstances are capable of being cured) prior to the Date of Termination specified in the Notice of Termination given in respect thereof: (i) the continuous assignment to Executive of any duties materially inconsistent with Executive’s positions with Cricket (or any parent or subsidiary corporation or any successor thereof), a significant adverse alteration in the nature or status of Executive’s responsibilities or the conditions of Executive’s employment with Cricket (or any parent or subsidiary corporation or any successor thereof),, or any other action that results in a material diminution in Executive’s position, authority, title, duties or responsibilities with Cricket (or any parent or subsidiary corporation or any successor thereof); (ii) reduction of Executive’s annual base salary as in effect on the Effective Date or as the same may be increased from time to time thereafter; (iii) the relocation of Cricket’s offices at which Executive is principally employed to a location more than sixty (60) miles from such location; (iv) Cricket’s failure (or the failure of any parent or subsidiary corporation or any successor thereof) to pay Executive any portion of Executive’s current compensation; (v) Cricket’s failure (or the failure of any parent or subsidiary corporation or any successor thereof) to continue in effect any material compensation or benefit plan in which Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or Cricket’s failure to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive’s participation relative to other participants; (vi) Cricket’s failure (or the failure of any parent or subsidiary corporation or any successor thereof) to continue to provide Executive with benefits substantially similar in the aggregate to those enjoyed by Executive under any of Cricket’s life insurance, medical, health and accident, disability, pension, retirement, or other benefit plans in which Executive or Executive’s eligible family members were participating immediately prior thereto, or the taking of any action by Cricket (or any parent or subsidiary corporation or any successor thereof) which would directly or indirectly materially reduce any of such benefits; (vii) Cricket or Leap’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement; or (viii) the continuation or repetition, after written notice of objection from Executive, of harassing or denigrating treatment of Executive by Cricket (or any parent or subsidiary corporation or any successor thereof) inconsistent with Executive’s position with Cricket. Executive’s right to terminate employment with Cricket pursuant to this Section 2(c) shall not be affected by Executive’s incapacity due to physical or mental illness. Executive’s continued employment with Cricket (or any parent or subsidiary corporation or any successor thereof) shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

d. Notice of Termination. Any purported termination of Executive’s employment by Cricket for Cause or by Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto in accordance with Section 5. “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Section 2 relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of employment under the provision so indicated.

e. Date of Termination. For purposes of this Section 2, “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination by Cricket for Cause shall not be less than thirty (30) days after the date such Notice of Termination is given, and in the case of a termination by Executive for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days after the date such Notice of Termination is given).

f. General Release. In consideration of, and as a condition to receiving, the severance benefits to be provided to Executive under Sections 2(a)(ii) and (iii), Executive shall execute and deliver to the Companies the “General Release” set forth on Exhibit A hereto on or after the Date of Termination and not later than twenty-one (21) days after the Date of Termination (or, in the event that the termination of Executive’s employment with Cricket is in connection with an exit incentive or other employment termination program offered to a group or class of employees, not later than forty-five (45) days after the Date of Termination (or, if later, the date Executive is provided with the information required in accordance with Section 3(f) of the General Release)). In the event that Executive fails to execute and deliver to the Companies the General Release in accordance with this Section 2(f), or Executive revokes the General Release in accordance with the terms thereof, Executive shall not receive the severance benefits set forth in Sections 2(a)(ii) and (iii).

g. Timing of Severance Payment. The Severance Payment provided for in Section 2(a)(ii) shall be made not later than the tenth day following the date on which the General Release by Executive becomes irrevocable.

3. Code Section 409A.

a. Short-Term Deferral Exemption. This Agreement is not intended to provide for any deferral of compensation subject to Code Section 409A and, accordingly, the Severance Payment payable under Section 2(a)(ii) is intended to be paid not later than the later of: (i) the 15th day of the third month following Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (ii) the 15th day of the third month following first taxable year of the Companies in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. The date determined under this subsection is referred to as the “Short-Term Deferral Date.”

b. Compliance with Code Section 409A. Notwithstanding Sections 2(a)(ii), 2(a)(iii) and 2(g), in the event that the Severance Payment and benefits payable under Sections 2(a)(ii) and 2(a)(iii) are not actually or constructively received by Executive on or before the Short-Term Deferral Date, to the extent such Severance Payment or benefits constitute a deferral of compensation subject to Code Section 409A, then: (i) subject to clause (ii), such Severance Payment shall be payable upon Executive’s “separation from service,” as defined in Code Section 409A(a)(2)(A)(i), with respect to the Companies, and (ii) if Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), with respect to the Companies, such Severance Payment and benefits shall be payable upon the date which is six months after the date of Executive’s “separation from service” (or, if earlier, the date of Executive’s death) in accordance with Code Section 409A(a)(2)(B)(i) and any Treasury Regulations or other guidance issued thereunder. In the event that the Severance Payment is subject to this subsection, such Severance Payment shall be paid not later than 60 days following the payment date determined under this subsection, and shall be made subject to Section 2(f).

4. Successors; Binding Agreement. This Agreement shall inure to the benefit of and shall be binding upon the Companies and their respective successors and assigns, including any purchaser of all or substantially all of their respective assets, and shall be binding upon Executive’s assigns, executors, administrators, beneficiaries, or their legal representatives.

5. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the last known mailing address of the respective Party, provided that all notices to Cricket shall be directed to the attention of the Cricket Board with a copy to the Secretary of Cricket, and all notices to Leap shall be directed to the attention of the Board of Directors of Leap with a copy to the Secretary of Leap, or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6. Non-Compete, Confidentiality and Non-Solicitation Covenants. In consideration of the benefits to be provided to Executive under Section 2 of this Agreement, and in order to protect the goodwill of Cricket, Executive hereby agrees to the following covenants.

a. Non-Compete. For a period of twelve (12) months commencing on the Date of Termination, Executive shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or nonprofit business or organization which, directly or indirectly competes with, or in any way interferes with, the business of Cricket or any of its respective affiliates in any region in which Cricket is then operating or has firm plans to operate.

b. Confidentiality. For the period of three years commencing on the Date of Termination, Executive shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Executive agrees that, upon termination of Executive’s employment with Cricket, all Confidential Information in Executive’s possession that is in writing or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to Cricket and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential, or return to Cricket copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to Cricket by any person or entity, or (iii) is lawfully disclosed to Executive by a third party. As used in this Agreement, the term “Confidential Information” means: information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with Cricket, about the customers, employees, business methods, technical operations, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of Cricket and its affiliates.

c. Non-Solicitation. For the period commencing on the Date of Termination and terminating on the third anniversary thereof, Executive shall not, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venture, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from Cricket, or any of its affiliates, any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of Cricket, or any of its affiliates; provided, however, that a general advertisement to which an employee of Cricket, or any of its affiliates, responds shall in no event be deemed to result in a breach of this Section 6(c).

d. Breach of Covenants. In the event that Executive breaches any of the provisions of this Section 5, or threatens to do so, in addition to and without limiting or waiving any other remedies available to Cricket in law or in equity, Cricket shall be entitled to immediate injunctive relief in any court having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce this Section 6. Executive acknowledges that it is impossible to measure in money the damages that Cricket will sustain in the event that Executive breaches or threatens to breach this Section 6 and, in the event that Cricket institutes any action or proceeding to enforce this Section 6 seeking injunctive relief, Executive hereby waives and agrees not to assert or use as a defense a claim or defense that Cricket has an adequate remedy at law. Also, in addition to any other remedies available to Cricket in law or in equity, in the event that Executive breaches the provisions of this Section 6 in any material respect, Executive shall forfeit Executive’s right to further benefits under Section 2 and Executive shall be obligated to repay to Cricket the benefits that Executive has received under Section 2. If a court or arbitrator shall hold that the duration, scope or area restriction or other provision of this Section 6 is unreasonable under the circumstances now or then existing, the Parties hereto agree that the maximum duration, scope or area restriction reasonable under the circumstances shall be substituted for the stated duration, scope or area restriction.

7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of Cricket and Leap as may be specifically designated thereby. No waiver by any Party hereto at any time of any breach by any other Party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any Party which are not expressly set forth in this Agreement. Executive acknowledges that Executive has consulted with counsel (or has had a reasonable opportunity to consult with counsel) and is fully aware of Executive’s rights and obligations under this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. All references to sections of any federal, state or local law shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The Section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

8. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10. Arbitration; Dispute Resolution, Etc. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by the American Arbitration Association (“AAA”) in San Diego, California in accordance with its then existing National Rules for the Resolution of Employment Disputes. In the event of such an arbitration proceeding, the Parties shall select a mutually acceptable neutral arbitrator from among the AAA panel of arbitrators. In the event the Parties cannot agree on an arbitrator, the Administrator of AAA will appoint an arbitrator. Neither the Parties nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all Parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. Cricket shall pay all fees and expenses of the Arbitrator regardless of the result and shall provide all witnesses and evidence reasonably required by Executive to present Executive’s case. Cricket shall pay to Executive all reasonable arbitration expenses and legal fees incurred by Executive if Executive prevails in enforcing or obtaining his or her rights or benefits provided by this Agreement. Such payments shall be made within five (5) days after Executive’s request for payment accompanied with such evidence of fees and expenses incurred as Cricket reasonably may require.

11. At-Will Employment. Nothing in the foregoing diminishes or alters Cricket’s policy of at-will employment for all employees, where both Cricket and Executive may terminate the employment relationship at any time and for any reason, with or without cause or notice.

12. Entire Agreement. This Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

IN WITNESS WHEREOF, the Parties have signed their names as of the day and year first above written.

LEAP WIRELESS INTERNATIONAL, INC.

By: /s/ S. Douglas Hutcheson

Name: S. Douglas Hutcheson
Title: President and Chief Executive Officer

CRICKET COMMUNICATIONS, INC.

By: /s/ S. Douglas Hutcheson

Name: S. Douglas Hutcheson
Title: President and Chief Executive Officer

EXECUTIVE

By: /s/ Dean Luvisa

Name: Dean Luvisa

GENERAL RELEASE

1. General Release of Claims. In consideration of the benefits under Section 2 of the Severance Benefits Agreement (the “Agreement”), effective as of January 16, 2006, by and between Leap Wireless International, Inc. (“Leap”), Cricket Communications, Inc. (“Cricket”) (collectively, the “Companies”) and Dean Luvisa (“Executive”), Executive does hereby for himself or herself and his or her spouse, beneficiaries, heirs, successors and assigns, release, acquit and forever discharge the Companies and their respective stockholders, officers, directors, managers, employees, representatives, related entities, successors and assigns, and all persons acting by, through or in concert with them (the “Releasees”) of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, except for criminal activity, known or unknown, which Executive may have against the Releasees based on any actions or events which occurred prior to the date of this General Release, including, but not limited to, those related to, or arising from, Executive’s employment with the Companies, or the termination thereof, any claims under Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination and Employment Act and the California Fair Employment and Housing Act, but excluding claims under the Agreement (collectively, “Claims”). This General Release shall not, however, constitute a waiver of any of Executive’s rights under the Agreement or under any outstanding stock option granted to Executive, or under the terms of any employee benefit plan of the Companies in which Executive is a participant.

2. Release of Unknown Claims. In addition, Executive expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIM FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

3. Older Worker’s Benefit Protection Act. Executive agrees and expressly acknowledges that this General Release includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this General Release:

a. That the Agreement and this General Release are written in a manner calculated to be understood by Executive.

b. The waiver and release of claims under the ADEA contained in this General Release do not cover rights or claims that may arise after the date on which Executive signs this General Release.

c. The Agreement provides for consideration in addition to anything of value to which Executive is already entitled.

d. Executive is advised to consult an attorney before signing this General Release.

e. Executive is afforded twenty-one (21) days (or, in the event that the termination of Executive’s employment is in connection with an exit incentive or other employment termination program, forty-five (45) days) after Executive is provided with this General Release to decide whether or not to sign this General Release. If Executive executes this General Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney.

f. In the event that the termination of Executive’s employment is in connection with an exit incentive or other employment termination program, Executive is provided with written information, calculated to be understood by the average individual eligible to participate, as to:

(i) any class, unit, or group of individuals covered by such program, any eligibility factors for such program, and any time limits applicable to such programs; and

(ii) the job titles and ages of all individuals eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or not selected for the program.

g. Executive will have the right to revoke this General Release within seven (7) days of signing this General Release. In the event this General Release is revoked, this General Release will be null and void in its entirety, and Executive will not receive the benefits described in Section 2 of the Agreement.

h. If Executive wishes to revoke the General Release, Executive shall deliver written notice stating his intent to revoke this General Release to Cricket’s President on or before the seventh (7th) day after the date hereof.

4. No Assignment of Claims. Executive represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which Executive may have against the Releasees, or any of them, and Executive agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.

5. No Suits or Actions. Executive agrees that if he or she hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, then he or she will pay to the Releasees against whom such suit or Claim is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim.

6. No Admission. Executive further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

EXECUTIVE

Date: